Investor Relations
Jeremy Steffan
Director, Investor Relations
(952) 887-7962, jeremy.steffan@toro.com

Media Relations
Branden Happel
Senior Manager, Public Relations
(952) 887-8930, branden.happel@toro.com

For Immediate Release
The Toro Company Reports Record Results for the Second-Quarter of Fiscal 2023
Driven by Strong Professional Segment Performance and Continued Production Improvements

•Record second-quarter net sales of $1.34 billion, up 7% year over year
•Record second-quarter reported diluted EPS of $1.59, up 28% year over year
•Record second-quarter *adjusted diluted EPS of $1.58, up 26% year over year
•Full-year fiscal 2023 net sales and *adjusted diluted EPS guidance ranges narrowed
BLOOMINGTON, Minn.—(BUSINESS WIRE) — June 8, 2023—The Toro Company (NYSE: TTC) today reported results for its fiscal second-quarter ended May 5, 2023.
“We continued our strong momentum in the second quarter, and delivered record top and bottom-line results,” said Richard M. Olson, chairman and chief executive officer. “These results were driven by our professional segment, where continued demand, operational execution, and supply chain improvements drove broad sales volume gains and increased profitability. In our residential segment, sales volume and earnings were pressured by unfavorable weather patterns and macroeconomic factors. Once again, the strength of our diversified portfolio, growing scale, and disciplined team drove positive results overall.”

SECOND-QUARTER FISCAL 2023 FINANCIAL HIGHLIGHTS

	Reported			Adjusted*
(dollars in millions, except per share data)	FY23 Q2	FY22 Q2	% Change	FY23 Q2	FY22 Q2	% Change
Net Sales	$1,339.3	$1,249.5	7%	$1,339.3	$1,249.5	7%
Net Earnings	$167.5	$131.1	28%	$166.4	$132.1	26%
Diluted EPS	$1.59	$1.24	28%	$1.58	$1.25	26%

SECOND-QUARTER FISCAL 2023 SEGMENT RESULTS
Professional Segment
•Professional segment net sales for the second quarter were $1,068.7 million, up 15.4% from $925.8 million in the same period last year. The increase was primarily driven by higher shipments of products broadly across the segment, with notable strength for construction, and golf and grounds products, and net price realization.
•Professional segment earnings for the second quarter were $227.5 million, up 37.6% from $165.4 million in the same period last year, and when expressed as a percentage of net sales, 21.3%, up from 17.9% in the prior-year period. The increase was primarily due to net price realization, favorable product mix, productivity improvements, and net sales leverage, partially offset by higher material and manufacturing costs.
Residential Segment
•Residential segment net sales for the second quarter were $265.8 million, down 16.8% from $319.7 million in the same period last year. The decrease was primarily driven by lower shipments of products broadly across the segment, partially offset by net price realization.
•Residential segment earnings for the second quarter were $22.7 million, down 38.7% from $37.1 million in the same period last year, and when expressed as a percentage of net sales, 8.6%, down from 11.6% in the prior-year period. The decrease was primarily driven by lower sales volume, higher marketing expense, and higher manufacturing costs, partially offset by net price realization, and lower freight costs.

OPERATING RESULTS
Gross margin and *adjusted gross margin were both 35.8%, compared with 32.4% and 32.5%, respectively, for the same prior-year period. The increase in gross margin was primarily due to net price realization, favorable product mix, and productivity improvements, partially offset by higher material and manufacturing costs.
SG&A expense as a percentage of net sales for the second quarter was 19.5%, compared with 18.7% in the prior-year period. The increase was primarily due to higher marketing expense, partially offset by net sales leverage.
Operating earnings as a percentage of net sales were 16.3% for the second quarter, compared with 13.7% in the same prior-year period. *Adjusted operating earnings as a percentage of net sales for the second quarter were 16.3%, compared with 13.8% in the same prior-year period.
Interest expense was $14.7 million for the second quarter, up $6.7 million. This increase was primarily driven by higher average interest rates.
The reported effective tax rate for the second quarter was 20.6%, flat with 20.6% in the same prior year period. The *adjusted effective tax rate for the second quarter was 21.1% compared with 20.8% in the same prior year period.

OUTLOOK
“We enter the second half of fiscal 2023 with continuing strong demand and substantial order backlog for our professional segment products in construction, and golf and grounds markets, as well as indications of a steadily improving supply chain,” said Olson. “We expect this will drive our performance in the second half, with a continuation of improved production rates for key categories as we focus on optimizing output to better serve our customers. Even with production improvements, given the pace of new orders we expect our backlog level to remain elevated throughout and beyond this fiscal year. For the residential segment, we expect sales volume in the second half to be challenged by macroeconomic uncertainty and consumer spending patterns, and to also reflect the impact of the unfavorable weather year to date. Importantly, we expect the benefits from this segment’s refreshed product lineup, expanded channel, and strong brand to continue to drive competitive advantage for the long term.

“We have a long track record of managing through economic cycles and weather patterns with agility and resiliency, bolstered by our leadership in attractive end markets and our ability to leverage innovation and synergies across our broad portfolio. These factors, along with our talented team and best-in-class distribution and service networks, give us confidence in our ability to execute well through a range of possible macroeconomic outcomes for the remainder of the year and beyond. We believe we are well positioned to enhance our market leadership and deliver value for all stakeholders now and into the future, guided by our enterprise strategic priorities of accelerating profitable growth, driving productivity and operational excellence, and empowering people."

For fiscal 2023, management is narrowing guidance, and now expects net sales growth in the range of 7% to 8% and *adjusted diluted EPS in the range of $4.70 to $4.80. The estimated *adjusted diluted EPS range excludes the tax benefits recorded as excess tax deductions for stock compensation. This updated guidance is based on current visibility in this evolving and dynamic macro environment, and reflects expectations for continued strong demand across key professional segment markets, reduced volume for solutions geared to homeowners, and continued operational execution. This guidance also assumes steady supply chain improvement, the return to a more typical distribution of quarterly sales, and more normalized weather patterns for the remainder of the year.

*Non-GAAP financial measure. Please refer to the “Use of Non-GAAP Financial Information” for details regarding these measures, as well as the tables provided for a reconciliation of historical non-GAAP financial measures to the most comparable GAAP measures.

LIVE CONFERENCE CALL
June 8, 2023 at 10:00 a.m. CDT
www.thetorocompany.com/invest
The Toro Company will conduct its earnings call and webcast for investors beginning at 10:00 a.m. CDT on June 8, 2023. The webcast will be available at www.thetorocompany.com/invest. Webcast participants will need to complete a brief registration form and should allocate extra time before the webcast begins to register and, if necessary, install audio software.
About The Toro Company
The Toro Company (NYSE: TTC) is a leading worldwide provider of innovative solutions for the outdoor environment including turf and landscape maintenance, snow and ice management, underground utility construction, rental and specialty construction, and irrigation and outdoor lighting solutions. With net sales of $4.5 billion in fiscal 2022, The Toro Company’s global presence extends to more than 125 countries through a family of brands that includes Toro, Ditch Witch, Exmark, Spartan Mowers, BOSS Snowplow, Ventrac, American Augers, Trencor, Pope, Subsite Electronics, HammerHead, Radius HDD, Perrot, Hayter, Unique Lighting Systems, Irritrol, and Lawn-Boy. Through constant innovation and caring relationships built on trust and integrity, The Toro Company and its family of brands have built a legacy of excellence by helping customers work on golf courses, sports fields, construction sites, public green spaces, commercial and residential properties and agricultural operations. For more information, visit www.thetorocompany.com.
Use of Non-GAAP Financial Information
This press release and our related earnings call reference certain non-GAAP financial measures, which are not calculated or presented in accordance with U.S. GAAP, as information supplemental and in addition to the most directly comparable financial measures calculated and presented in accordance with U.S. GAAP. The non-GAAP financial measures included within this press release and our related earnings call that are utilized as measures of our operating performance consist of gross profit, gross margin, operating earnings, earnings before income taxes, net earnings, diluted EPS, and the effective tax rate, each as adjusted. The non-GAAP financial measures included within this press release and our related earnings call that are utilized as measures of our liquidity consist of free cash flow and free cash flow conversion percentage.
The Toro Company uses these non-GAAP financial measures in making operating decisions and assessing liquidity because it believes these non-GAAP financial measures provide meaningful supplemental information regarding core operational performance and cash flows, as a measure of the company's liquidity, and provide the company with a better understanding of how to allocate resources to both ongoing and prospective business initiatives. Additionally, these non-GAAP financial measures facilitate the company's internal comparisons for both historical operating results and competitors' operating results by factoring out potential differences caused by charges and benefits not related to its regular, ongoing business, including, without limitation, certain non-cash, large, and/or unpredictable charges and benefits; acquisitions and dispositions; legal judgments, settlements, or other matters; and tax positions. The company believes that these non-GAAP financial measures, when considered in conjunction with the financial measures prepared in accordance with U.S. GAAP, provide investors with useful supplemental financial information to better understand its core operational performance and cash flows.
Reconciliations of historical non-GAAP financial measures to the most comparable U.S. GAAP financial measures are included in the financial tables contained in this press release. These non-GAAP financial measures, however, should not be considered superior to, as a substitute for, or as an alternative to, and should be considered in conjunction with, the U.S. GAAP financial measures included within this press release and the company’s related earnings call. These non-GAAP financial measures may differ from similar measures used by other companies.
The Toro Company does not provide a quantitative reconciliation of the company’s projected range for adjusted diluted EPS for fiscal 2023 to diluted EPS, which is the most directly comparable GAAP measure, in reliance on the unreasonable efforts exception provided under Item 10(e)(1)(i)(B) of Regulation S-K. The company’s adjusted diluted EPS guidance for fiscal 2023 excludes certain items that are inherently uncertain and difficult to predict, including certain non-cash, large and/or unpredictable charges and benefits; acquisitions and dispositions; legal judgments, settlements, or other matters; and tax positions. Due to the uncertainty of the amount or timing of these future excluded items, management does not forecast them for internal use and therefore cannot create a quantitative adjusted diluted EPS for fiscal 2023 to diluted EPS reconciliation without unreasonable efforts. A quantitative reconciliation of adjusted diluted EPS for fiscal 2023 to diluted EPS would imply a degree of precision and certainty as to these future items that does not exist and could be confusing to investors. From a qualitative perspective, it is anticipated that the differences between adjusted diluted EPS for fiscal 2023 to diluted EPS will consist of items similar to those described in the financial tables later in this release, including, for example and without limitation, certain non-cash, large, and/or unpredictable charges and benefits; acquisitions and dispositions; legal judgments, settlements, or other matters; and tax positions. The timing and amount of any of these excluded items could significantly impact the company’s diluted EPS for a particular period.
Forward-Looking Statements
This news release contains forward-looking statements, which are being made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s current assumptions and expectations of future events, and often can be identified by words such as “expect,” “strive,” “looking ahead,” “outlook,” “guidance,” “forecast,” “goal,” “optimistic,” “encourage,” “anticipate,” “continue,” “plan,” “estimate,” “project,” “target,” “improve,” “believe,” “become,” “should,” “could,” “will,” “would,” “possible,” “promise,” “may,” “likely,” “intend,” “can,” “seek,” “pursue,” “potential,” “pro forma,” variations of such words or the negative thereof, and similar expressions or future dates. Forward-looking statements involve risks and uncertainties that could cause actual events and results to differ materially from those projected or implied. Forward-looking statements in this release include the company’s fiscal 2023 financial guidance, and expectations for strong demand across key professional markets, normalized seasonal demand patterns for residential and landscape contractor solutions and continued operational execution, as well as supply chain improvement throughout the year, with a return to a more typical distribution of quarterly sales. Particular risks and uncertainties that may affect the company’s operating results or financial position include: adverse worldwide economic conditions, including inflationary pressures; disruption at or in proximity to its facilities or in its manufacturing or other operations, or those in its distribution channel customers, mass retailers or home centers where its products are sold, or suppliers; fluctuations in the cost and availability of commodities, components, parts, and accessories, including steel, engines, hydraulics and resins; COVID-19 related factors, risks and challenges; the effect of abnormal weather patterns; the effect of natural disasters, social unrest, war and global pandemics; the level of growth or contraction in its key markets; customer, government and municipal revenue, budget, spending levels and cash conservation efforts; loss of any substantial customer; inventory adjustments or changes in purchasing patterns by customers; the company’s ability to develop and achieve market acceptance for new products; increased competition; the risks attendant to international relations, operations and markets; foreign currency exchange rate fluctuations; financial viability of and/or relationships with the company’s distribution channel partners; risks associated with acquisitions and dispositions, including the company's acquisition of Intimidator Group; impairment of goodwill or other intangible assets; impacts of any restructuring activities; management of alliances or joint ventures, including Red Iron Acceptance, LLC; impact of laws, regulations and standards, consumer product safety, accounting, taxation, trade, tariffs and/or antidumping and countervailing duties petitions, healthcare, and environmental, health and safety matters; unforeseen product quality problems; loss of or changes in executive management or key employees; the occurrence of litigation or claims, including those involving intellectual property or product liability matters; impact of increased scrutiny on its environmental, social, and governance practices; and other risks and uncertainties described in the company’s most recent annual report on Form 10-K, subsequent quarterly reports on Form 10-Q and other filings with the Securities and Exchange Commission. The company makes no commitment to revise or update any forward-looking statements in order to reflect events or circumstances occurring or existing after the date any forward-looking statement is made.
(Financial tables follow)

THE TORO COMPANY AND SUBSIDIARIES
Condensed Consolidated Statements of Earnings (Unaudited)
(Dollars and shares in thousands, except per-share data)

	Three Months Ended		Six Months Ended
	May 5, 2023	April 29, 2022	May 5, 2023	April 29, 2022
Net sales	$1,339,326	$1,249,478	$2,488,166	$2,182,128
Cost of sales	859,605	844,109	1,612,521	1,476,283
Gross profit	479,721	405,369	875,645	705,845
Gross margin	35.8%	32.4%	35.2%	32.3%
Selling, general and administrative expense	260,925	234,792	520,422	443,642
Operating earnings	218,796	170,577	355,223	262,203
Interest expense	(14,711)	(8,024)	(28,835)	(15,037)
Other income, net	6,734	2,503	15,745	5,037
Earnings before income taxes	210,819	165,056	342,133	252,203
Provision for income taxes	43,354	33,931	67,808	51,568
Net earnings	$167,465	$131,125	$274,325	$200,635

Basic net earnings per share of common stock	$1.60	$1.25	$2.62	$1.91

Diluted net earnings per share of common stock	$1.59	$1.24	$2.60	$1.89

Weighted-average number of shares of common stock outstanding — Basic	104,650	104,928	104,574	104,982

Weighted-average number of shares of common stock outstanding — Diluted	105,571	105,746	105,573	105,894

Segment Data (Unaudited)
(Dollars in thousands)

	Three Months Ended		Six Months Ended
Segment net sales	May 5, 2023	April 29, 2022	May 5, 2023	April 29, 2022
Professional	$1,068,733	$925,810	$1,949,393	$1,598,695
Residential	265,836	319,675	530,451	575,077
Other	4,757	3,993	8,322	8,356
Total net sales*	$1,339,326	$1,249,478	$2,488,166	$2,182,128

*Includes international net sales of:	$276,385	$245,671	$521,722	$440,657

	Three Months Ended		Six Months Ended
Segment earnings (loss) before income taxes	May 5, 2023	April 29, 2022	May 5, 2023	April 29, 2022
Professional	$227,496	$165,370	$371,572	$258,642
Residential	22,731	37,095	60,563	68,855
Other	(39,408)	(37,409)	(90,002)	(75,294)
Total segment earnings before income taxes	$210,819	$165,056	$342,133	$252,203

THE TORO COMPANY AND SUBSIDIARIES
Condensed Consolidated Balance Sheets (Unaudited)
(Dollars in thousands)

	May 5, 2023	April 29, 2022	October 31, 2022
ASSETS
Cash and cash equivalents	$151,304	$263,233	$188,250
Receivables, net	461,980	439,333	332,713
Inventories, net	1,127,474	891,676	1,051,109
Prepaid expenses and other current assets	86,076	69,434	103,279
Total current assets	1,826,834	1,663,676	1,675,351

Property, plant, and equipment, net	605,771	512,430	571,661
Goodwill	584,609	581,318	583,297
Other intangible assets, net	568,356	589,608	585,832
Right-of-use assets	71,856	75,533	76,121
Investment in finance affiliate	53,244	30,853	39,349
Deferred income taxes	11,348	1,908	5,310
Other assets	19,357	23,980	19,077
Total assets	$3,741,375	$3,479,306	$3,555,998

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current portion of long-term debt	$—	$100,000	$—
Accounts payable	514,824	566,769	578,624
Accrued liabilities	493,264	428,230	469,242
Short-term lease liabilities	15,913	15,729	15,747
Total current liabilities	1,024,001	1,110,728	1,063,613

Long-term debt, less current portion	1,041,162	990,970	990,768
Long-term lease liabilities	57,966	63,066	63,604
Deferred income taxes	18,515	50,349	44,272
Other long-term liabilities	39,734	40,677	42,040

Stockholders’ equity:
Preferred stock	—	—	—
Common stock	104,136	104,568	103,970
Retained earnings	1,485,046	1,146,771	1,280,856
Accumulated other comprehensive loss	(29,185)	(27,823)	(33,125)
Total stockholders’ equity	1,559,997	1,223,516	1,351,701
Total liabilities and stockholders’ equity	$3,741,375	$3,479,306	$3,555,998

THE TORO COMPANY AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows (Unaudited)
(Dollars in thousands)

	Six Months Ended
	May 5, 2023	April 29, 2022
Cash flows from operating activities:
Net earnings	$274,325	$200,635
Adjustments to reconcile net earnings to net cash provided by operating activities:
Non-cash income from finance affiliate	(8,674)	(3,475)
Contributions to finance affiliate, net	(5,221)	(6,707)
Depreciation of property, plant, and equipment	38,256	37,318
Amortization of other intangible assets	17,881	15,632
Stock-based compensation expense	10,748	11,133
Other	876	848
Changes in operating assets and liabilities, net of the effect of acquisitions:
Receivables, net	(127,153)	(126,413)
Inventories, net	(75,539)	(122,731)
Other assets	(7,719)	(20,150)
Accounts payable	(64,642)	55,433
Other liabilities	8,501	1,341
Net cash provided by operating activities	61,639	42,864

Cash flows from investing activities:
Purchases of property, plant, and equipment	(70,077)	(35,969)
Proceeds from insurance claim	7,114	—
Business combinations, net of cash acquired	—	(403,120)
Proceeds from asset disposals	309	163
Net cash used in investing activities	(62,654)	(438,926)

Cash flows from financing activities:
Borrowings under debt arrangements	260,000	600,000
Repayments under debt arrangements	(210,000)	(200,000)
Proceeds from exercise of stock options	17,553	2,247
Payments of withholding taxes for stock awards	(2,869)	(1,850)
Purchases of TTC common stock	(24,311)	(75,000)
Dividends paid on TTC common stock	(71,090)	(62,954)
Other	(1,525)	—
Net cash (used in) provided by financing activities	(32,242)	262,443

Effect of exchange rates on cash and cash equivalents	(3,689)	(8,760)

Net decrease in cash and cash equivalents	(36,946)	(142,379)
Cash and cash equivalents as of the beginning of the fiscal period	188,250	405,612
Cash and cash equivalents as of the end of the fiscal period	$151,304	$263,233

THE TORO COMPANY AND SUBSIDIARIES
Reconciliation of Non-GAAP Financial Measures (Unaudited)
(Dollars in thousands, except per-share data)
The following table provides a reconciliation of the non-GAAP financial performance measures used in this press release and our related earnings call to the most directly comparable measures calculated and reported in accordance with U.S. GAAP for the six month periods ended May 5, 2023 and April 29, 2022:

	Three Months Ended		Six Months Ended
	May 5, 2023	April 29, 2022	May 5, 2023	April 29, 2022
Gross profit	$479,721	$405,369	$875,645	$705,845
Acquisition-related costs[1]	—	1,024	225	1,024
Adjusted gross profit	$479,721	$406,393	$875,870	$706,869

Gross margin	35.8%	32.4%	35.2%	32.3%
Acquisition-related costs[1]	—%	0.1%	—%	0.1%
Adjusted gross margin	35.8%	32.5%	35.2%	32.4%

Operating earnings	$218,796	$170,577	$355,223	$262,203
Acquisition-related costs[1]	—	1,736	447	2,752
Adjusted operating earnings	$218,796	$172,313	$355,670	$264,955

Operating earnings margin	16.3%	13.7%	14.3%	12.0%
Acquisition-related costs[1]	—%	0.1%	—%	0.1%
Adjusted operating earnings margin	16.3%	13.8%	14.3%	12.1%

Earnings before income taxes	$210,819	$165,056	$342,133	$252,203
Acquisition-related costs[1]	—	1,736	447	2,752
Adjusted earnings before income taxes	$210,819	$166,792	$342,580	$254,955

Net earnings	$167,465	$131,125	$274,325	$200,635
Acquisition-related costs[1]	—	1,375	351	2,179
Tax impact of stock-based compensation[2]	(1,075)	(367)	(4,680)	(987)
Adjusted net earnings	$166,390	$132,133	$269,996	$201,827

Diluted EPS	$1.59	$1.24	$2.60	$1.89
Acquisition-related costs[1]	—	0.01	—	0.03
Tax impact of stock-based compensation[2]	(0.01)	—	(0.04)	(0.01)
Adjusted diluted EPS	$1.58	$1.25	$2.56	$1.91

Effective tax rate	20.6%	20.6%	19.8%	20.4%
Tax impact of stock-based compensation[2]	0.5%	0.2%	1.4%	0.4%
Adjusted effective tax rate	21.1%	20.8%	21.2%	20.8%
1    On January 13, 2022, the company completed the acquisition of Intimidator. Acquisition-related costs for the six month period ended May 5, 2023 represent integration costs. Acquisition-related costs for the three and six month periods ended April 29, 2022 represent transaction and integration costs.
2    The accounting standards codification guidance governing employee stock-based compensation requires that any excess tax deduction for stock-based compensation be immediately recorded within income tax expense. Employee stock-based compensation activity, including the exercise of stock options, can be unpredictable and can significantly impact our net earnings, net earnings per diluted share, and effective tax rate. These amounts represent the discrete tax benefits recorded as excess tax deductions for stock-based compensation during the three and six month periods ended May 5, 2023 and April 29, 2022.

Reconciliation of Non-GAAP Liquidity Measures
The company defines free cash flow as net cash provided by operating activities less purchases of property, plant and equipment, net of proceeds from insurance claim. Free cash flow conversion percentage represents free cash flow as a percentage of net earnings. The company considers free cash flow and free cash flow conversion percentage to be non-GAAP liquidity measures that provide useful information to management and investors about the company's ability to convert net earnings into cash resources that can be used to pursue opportunities to enhance shareholder value, fund ongoing and prospective business initiatives, and strengthen the company's Consolidated Balance Sheets, after reinvesting in necessary capital expenditures required to maintain and grow the company's business.
The following table provides a reconciliation of non-GAAP free cash flow and free cash flow conversion percentage to net cash provided by operating activities, which is the most directly comparable financial measure calculated and reported in accordance with U.S. GAAP, for the six month periods ended May 5, 2023 and April 29, 2022:

	Six Months Ended
(Dollars in thousands)	May 5, 2023	April 29, 2022
Net cash provided by operating activities	$61,639	$42,864
Less: Purchases of property, plant and equipment, net of proceeds from insurance claim	62,963	35,969
Free cash flow	(1,324)	6,895
Net earnings	$274,325	$200,635
Free cash flow conversion percentage	(0.5)%	3.4%
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